Exhibit 5.1

November 21, 2005

EDO Corporation

60 East 42nd Street

New York, NY 10165

Gentlemen and Ladies:

We have acted as counsel to EDO Corporation, a New York corporation (the “Company”), in connection with a Registration Statement on Form S-3 (File No. 333-111483) (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with (a) $175,000,000 aggregate principal amount of 4.0% Convertible Senior Subordinated Notes due 2025 (the “Notes”) issued by the Company and (b) the common shares of the Company, par value $1 per share (the “Common Shares”), issuable upon conversion of the Notes (the “Shares”). The Notes are to be issued by EDO under the terms of an Indenture (the “Base Indenture”), to be entered into by and between EDO and HSBC Bank USA, National Association, as Trustee (the “Trustee”), as amended by a First Supplemental Indenture thereto, by and between EDO and the Trustee (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary, including the following documents:

(a)	executed copy of the Underwriting Agreement, dated as of November 15, 2005 (the “Underwriting Agreement”), by and between the Company and Citigroup Global Markets Inc., acting for itself and as representative of the underwriters named therein (the “Underwriters”);

(b)	a form of the Base Indenture and Supplemental Indenture;

(c)	the Registration Statement; and

(d)	the final prospectus dated January 26, 2004 and the related prospectus supplement relating to the Notes dated November 15, 2005, as filed with the Commission on November 17, 2005 (such prospectus and prospectus supplement are collectively referred to herein as the “Prospectus”).

As to the facts on which this opinion is based, we have relied upon certificates and written statements (including the representations made in the Underwriting Agreement) of public

EDO Corporation

November 21, 2005

officials, officers, directors, employees and representatives of, and accountants for, the Company, and the due performance by the parties of their respective obligations set forth in the Underwriting Agreement.

In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies. We have also assumed that (i) the Trustee has the power and authority to perform its obligations under the Indenture and (ii) the Indenture has been duly authorized, executed and delivered by the Trustee and is a legal, valid and binding obligation of the Trustee.

Based upon and subject to the assumptions and qualifications contained in this letter, we are of the opinion that:

1. The Notes have been duly authorized by the Company and when issued, executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights or debtors’ obligations and to general principles of equity.

2. When the Notes are duly converted in accordance with the terms and conditions of the Indenture and certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Shares and registered by such transfer agent and registrar, the Shares issued upon conversion of the Notes will be validly issued, fully paid and nonassessable.

The opinions set forth herein are as of the date hereof, and this letter has been prepared for your use in connection with the filing of the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. We assume no obligation to advise you of any changes in the foregoing after the delivery of this letter.

We express no opinion as to the laws of any jurisdiction other than the laws of the United States of America and the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K described above and to the use of our name under the caption “Legal Matters” in the Prospectus which forms a part of the Registration Statement. In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations promulgated by the Commission.

Very truly yours,

/s/ Dechert LLP